EXHIBIT 99.1

Claire’s (Gibraltar) Holdings Limited

Unaudited Condensed Consolidated Balance Sheet

(in thousands)

February 3, 2018
ASSETS
Current assets:
Cash and cash equivalents	$27,521
Inventories	53,478
Prepaid expenses	14,539
Other current assets	11,969

Total current assets	107,507

Property and equipment:
Furniture, fixtures and equipment	77,232
Leasehold improvements	107,628

184,860
Accumulated depreciation and amortization	(138,454)

46,406

Intercompany receivables	173,560
Goodwill	145,058
Intangible assets, net	203,932
Other assets	38,361

560,911

Total assets	$714,824

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt, net	$50,457
Trade accounts payable	38,352
Income taxes payable	3,217
Accrued interest payable	374
Accrued expenses and other current liabilities	38,996

Total current liabilities	131,396

Long-term debt, net	106,426
Deferred tax liability	6,651
Deferred rent expense	10,265

123,342

Stockholder’s equity:
Common stock	2
Additional paid in capital	770,859
Accumulated other comprehensive loss, net of tax	(27,838)
Accumulated deficit	(282,937)

460,086

Total liabilities and stockholder’s equity	$714,824

Claire’s (Gibraltar) Holdings Limited

Unaudited Condensed Consolidated Statement of Operations and Comprehensive Income

(in thousands)

Twelve Months Ended February 3, 2018
Net sales	$490,772
Cost of sales, occupancy and buying expenses (exclusive of depreciation and amortization shown separately below)	249,597

Gross profit	241,175

Other expenses:
Selling, general and administrative	187,444
Depreciation and amortization	16,641
Impairment of assets	361
Severance	1,334
Other income, net	(10,279)

195,501

Operating income	45,674
Interest expense, net	11,244

Income before income tax expense	34,430
Income tax expense	4,498

Net income	29,932
Foreign currency translation adjustments	7,600
Net gain on intra-entity foreign currency transactions, net of tax	16,946

Other comprehensive income	24,546

Comprehensive income	$54,478

CLSIP Holdings LLC

Unaudited Condensed Statement of Cash Flows

(in thousands)

Twelve Months Ended February 3, 2018
Net cash provided by operating activities	$—
Net cash provided by investing activities	—
Net cash provided by financing activities	—

Net increase in cash and cash equivalents	—
Cash and cash equivalents, at beginning of period	—

Cash and cash equivalents, at end of period	$—

CLSIP LLC

Unaudited Condensed Statement of Cash Flows

(in thousands)

Twelve Months Ended February 3, 2018
Net cash provided by operating activities	$—
Net cash provided by investing activities	—
Payments of unamortized interest related to long-term debt	(5,373)
Intercompany activity, net	11,873

Net cash provided by financing activities	6,500

Net increase in cash and cash equivalents	6,500
Cash and cash equivalents, at beginning of period	—

Cash and cash equivalents, at end of period	$6,500